UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 17, 2009
Date of Report (Date of earliest event reported)

OMNICITY, CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52827	98-0512569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 N. Range Line Road Carmel, IN	46032
(Address of principal executive offices)	(Zip Code)

(317) 818-0023
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on June 17, 2009, the Board of Directors of the Company accepted Richard Beltzhoover's resignation as Chief Executive Officer. Mr. Beltzhoover will continue in his capacity as Chairman of our Board of Directors.

Also on June 17, 2009, our Board of Directors appointed Greg Jarman to serve as Chief Executive Officer. Mr. Jarman shall continue to serve in his prior capacities of President, Chief Operating Officer and a Director. Mr. Jarman most recently served as President of RushDSL, a rural broadband services provider. Mr. Jarman has also served as Chief Technology Officer of Q-media, a network services and managed services provider and was Chief Technology Officer and board member of Netisun LLC where he directed Netisun's technical services group and managed network infrastructure. Mr. Jarman was a founder and executive of Indiana Communications & Systems, Inc., which was a rural business ISP and managed service providers acquired by Netisun LLC. He has 25 years of technical experience working with many corporate and governmental agencies, and has consulted with Northrop, The Associated Group, United Student Aid Funds, Cinergy, Sperry, Unisys, and EDS. Mr. Jarman received his AS in Computer Information Services from Indiana Central University and has spent 10 years of his career in information systems consulting.

As a result of the changes set forth above, the Company's current officers and directors are as follows:

Name	Position
Richard Beltzhoover	Chairman of the Board
Greg Jarman	Chief Executive Officer, President, COO, Director
Donald M. Prest	Chief Financial Officer, Director
David Bradford	VP of Corporate Development, Director
Paul Brock	Director
Robert Pearson	Director
William J. Herdrich	Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICITY, CORP.
Date: June 23, 2009.	/s/ Donald M. Prest Name: Donald M. Prest Title: Chief Financial Officer and a Director

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